Exhibit (a)(ii)

TEKLA HEALTHCARE OPPORTUNITIES FUND

Amendment to Declaration of Trust

Notice of Change of Trustee

WHEREAS, upon the death of Uwe E. Reinhardt on November 14, 2017, Tekla Healthcare Opportunites Fund (the “Fund”) issues this notice in accordance with the terms of the Declaration of Trust of the Fund, dated April 2, 2014 and filed with the Secretary of State of the Commonwealth of Massachusetts on April 3, 2014, as amended;

WHEREAS, at a meeting of the Trustees of Tekla Healthcare Opportunities Fund (“The Fund”), the Trustees of the Fund appointed Mr. Thomas M. Kent as Trustee to the Fund, effective upon his written acceptance and agreement to be bound by the terms of the Declaration of Trust of the Fund, dated April 2, 2014 and filed with the Secretary of State of the Commonwealth of Massachusetts on April 3, 2014, as amended;

NOW, THEREFORE, as a result of the foregoing Trustee death and Trustee’s appointment, the seven Trustees of the Tekla Healthcare Opportunities Fund are:

Michael W. Bonney	100 Federal Street, 19th Floor
Boston, MA 02110

Thomas M. Kent	100 Federal Street, 19th Floor
Boston, MA 02110

Rakesh K. Jain, Ph.D.	100 Federal Street, 19th Floor
Boston, MA 02109

Daniel R. Omstead, Ph.D.	100 Federal Street, 19th Floor
Boston, MA 02110

Oleg M. Pohotsky	100 Federal Street, 19th Floor
Boston, MA 02110

William S. Reardon	100 Federal Street, 19th Floor
Boston, MA 02110

Lucinda H. Stebbins	100 Federal Street, 19th Floor
Boston, MA 02110

IN WITNESS WHEREOF, this Notice has been subscribed this 20th day of December, 2017, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/Laura Woodward
Laura Woodward, Secretary